Exhibit 99.1

For Immediate Release:	December 1, 2012

Home BancShares, Inc. and Centennial Bank Announce

Acquisition of Premier Bank Branch Locations

Conway, AR – Centennial Bank (“Centennial”), a wholly-owned subsidiary of Home BancShares, Inc. (NASDAQ GS: HOMB), announced today the completion of its acquisition of all of the banking locations of Premier Bank (“Premier”), a Florida state-chartered bank and wholly owned subsidiary of Premier Bank Holding Company (“PBHC”), pursuant to a previously announced purchase and assumption agreement, dated August 14, 2012, between Home BancShares, Centennial, PBHC and Premier. Upon the closing of the acquisition on December 1, 2012, Home BancShares purchased all of the issued and outstanding shares of common stock free and clear of all liens, claims and encumbrances and assumed no liabilities of PBHC.

At the time of the acquisition, Premier operated a total of 6 banking locations in the Tallahassee, FL and the surrounding area.

“Expanding our footprint in the Tallahassee area is an exciting opportunity,” said John W. Allison, Chairman of Home BancShares. “With the addition of Premier, our branch footprint in the Florida Panhandle rises to 34 branch locations. We will continue to bring quality products and service to our customers and communities throughout this area,” added Allison.

Until Centennial and Premier convert to a single operating system—anticipated to occur in the first half of 2013, Centennial and Premier customers should continue to do business at their current Centennial or Premier branches.

“We are excited to be joining forces with Centennial Bank which already has an established presence in the Tallahassee area,” said Matt Brown, Centennial Bank Tallahassee Market President (former President and CEO of Premier). “Our name will change, but our experienced team of local bankers will continue to provide our customers with the outstanding customer service they value.”

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida, the Florida Panhandle and south Alabama. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

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FOR MORE INFORMATION CONTACT:

Home BancShares, Inc.	Centennial Bank

Brian S. Davis	Tracy M. French
Chief Accounting Officer &	Florida Regional President
Investor Relations Officer	(501) 605-2936

(501) 328-4770